                                                                    EXHIBIT 10.2

                                                   PROPRIETARY AND CONFIDENTIAL

                     SOFTWARE LICENSE AND SERVICES AGREEMENT

DATED AUGUST 6, 2008

PARTIES

1           PLAYTECH     PLAYTECH SOFTWARE LIMITED whose registered office is at
                         Trident Chambers, Road Town, Tortola, British Virgin
                         Islands.

2           LICENSEE     ZONE 4 PLAY, INC (company number 850077188) whose
                         registered office is at 103 Foulk Rd., Wlmington, DE
                         19803, USA.

WHEREAS,    Playtech has entered into an Intellectual Property and Technology
            Purchase Agreement, dated August 6, 2008 with MixTV LTD, according to which Playtech shall become the owner of certain products for online and TV based gaming activities, which Licensee has been licensed to utilize by MixTV LTD since _______; and

WHEREAS,    Licensee has informed Playtech that it owns 50% of a sublicensee, by the name of Two Way Gaming Limited, with a valid license to operate and to sub license online and TV based gaming activities such as casino, poker, P2P games, bingo and the like ("TWG"); and

WHEREAS,    Licensee desires to acquire a license to provide TWG the right to utilize and sub license such products for its business, and Playtech is willing to grant Licensee such license, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual obligations and undertakings contained herein, and subject to the terms hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS AND INTERPRETATION

     1.1. In this Agreement, the following terms shall have the following meanings:

          1.1.1. "AGREEMENT" means this Agreement, together with all of its
               Schedules.

          1.1.2. "APPLICABLE LAW" means all laws of any jurisdiction that are applicable to this Agreement, to any of the parties hereto or to any activity of any of the parties hereto, as amended and in force from time to time, and the rules, regulations, orders, licenses or permits issued thereunder, including, without
               limitation, any rules, regulations, orders, licenses and permits of any Competent Authority.

          1.1.3. "BUSINESS DAY" means any day which is not a Saturday, Sunday or a public or bank holiday in the Isle of Man.

          1.1.4. "COMMENCEMENT DATE" means the date set out at the beginning of this Agreement.

          1.1.5. "COMPETENT AUTHORITY" means any governmental, judicial or regulatory authority having jurisdiction over this Agreement, any of the parties hereto or any activity of any of the parties hereto.

          1.1.6. "END USER" means a player who participates in the gaming activities of the Online Gaming System.

          1.1.7. "GROUP" means, in respect of a party, the holding company of that company, together with every subsidiary of that holding company at the date of this agreement; a company is a
               "SUBSIDIARY" of another company, its "HOLDINGS COMPANY", if the other company (i) holds a majority of voting rights in it; (ii)
               is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it or the right to appoint or remove a majority of its board of directors.

          1.1.8. "INTELLECTUAL PROPERTY RIGHTS" means any and all intellectual property rights, of all types or nature whatsoever, including, without limitation, patent, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any licenses in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

          1.1.9. "LICENSE" means the license granted under Section 2 hereof, subject to the terms and condition herein.

                                      - 2 -

          1.1.10. "LICENSE AND SERVICE FEES" means the payments that Licensee must pay to Playtech hereunder, as described in SCHEDULE 2 hereto.

          1.1.11. "LICENSE TERM" means the period during which the License hereunder is in full force and effect.

          1.1.12. "LICENSED PRODUCTS" means TV and on-line gaming technologies, as described in SCHEDULE 1 hereto;

          1.1.13. "ONLINE GAMING SYSTEM" means the Licensee's gaming system and related services, using the Licensed Products pursuant to the rights granted, and subject to the conditions set forth, in this
               Agreement.

          1.1.14. "SPECIFICATIONS" means the specifications of the Licensed
               Products, as set out in SCHEDULE 1.

     1.2. In this Agreement, unless otherwise specified, any reference to:

          1.2.1. a statute or statutory provision includes a reference to the statute or statutory provision as modified or re-enacted, or both, from time to time, and to any subordinate legislation made under it;

          1.2.2. sections, schedules and/or parties is to sections of and schedules and/or parties to this Agreement, respectively;

          1.2.3. a document is a reference to the document as from time to time supplemented, modified or amended;

          1.2.4. the singular includes the plural and vice versa, and the masculine includes the feminine and the neuter genders and vice versa;

          1.2.5. a person includes natural persons, firms, partnerships, companies, corporations, associations, organizations,
               governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality); and

          1.2.6. writing includes fax transmission, but excludes email, SMS and similar means of communication.

                                      - 3 -

     1.3. In this Agreement, any phrase introduced by the words INCLUDE,
          INCLUDING, INCLUDES and SUCH AS are to be construed as illustrative, and shall not limit the sense of the words preceding those words.

     1.4. The schedules form an integral part of this Agreement. In the event of any conflict or inconsistency between this Agreement, excluding the
          Schedules, and any of the Schedules, the provisions of this Agreement, excluding the Schedules, shall prevail.

     1.5. The division of this Agreement to Sections and sub-Sections, and the headings used in this Agreement, are for convenience only, and shall not affect the interpretation of this Agreement.

2.   GRANT OF LICENSE; RESERVATION OF RIGHTS

     2.1. Subject to the terms of this Agreement, including payment of all
          License and Service Fees, Playtech grants to Licensee, and Licensee hereby accepts the right to sublicense to TWG a limited, personal and non-transferable, non-exclusive, license to be used in the Territory only (the "LICENSE"), valid only during the License Term, to use the
          Licensed Products.

          For purposes hereof, "TERRITORY" means every jurisdiction in which gambling is authorized and regulated, provided that Licensee holds a valid license to operate the Licensed Products in such jurisdiction.

     2.2. Licensee hereby acknowledges and agrees that Playtech owns solely and exclusively, or is duly licensed to use, any and all right, title and interest in and to the Licensed Products, including any other modification, enhancement, adaptation, translation or other change of or addition to the Licensed Products, even if developed by Playtech based on ideas, suggestions, specifications, demands or proposals by
          Licensee, End Users of Licensee, or any other third party. Licensee irrevocably assigns to Playtech, and shall procure an identical assignment from any End Users, all right, title, and interest it or its End Users may have or may acquire in and to all such rights, including, without limitation, patent, copyright, trademark, trade secret or know how. Licensee shall procure an identical agreement from its End Users, to sign and deliver to Playtech such other documents as
          Playtech considers desirable to evidence or effect the assignment of all of the aforesaid rights to Playtech and Playtech's ownership of such rights. Licensee shall not, directly or indirectly, attempt to invalidate for any reason whatsoever, or assert, or assist the assertion by others, that the rights, title or interest in the
          Licensed Products belong to any third party other than Playtech, or that they infringe the Intellectual Property Rights of others.

                                      - 4 -

     2.3. Playtech reserves any and all rights not expressly granted in Section
          2.1 above, including, without limitation, any and all rights to the source code of the Licensed Products, modification rights, translation rights, rental rights or any other rights. Further, nothing in this
          Agreement shall be construed to confer any rights upon Licensee or any third party by implication, estoppel, or otherwise as to any
          Intellectual Property Rights of Playtech, except as specifically stated in Section 2.1 above. Without limiting the generality of the aforesaid, except as expressly permitted by this Agreement, or specifically authorized in writing and in advance by Playtech,
          Licensee shall not, nor permit others to:

          2.3.1. use, copy, modify, create derivative works from or distribute the Licensed Products, any part of it, or any copy, adaptation, transcription, or merged portion of it;

          2.3.2. decode, reverse engineer, disassemble, decompile or otherwise translate or convert the Licensed Products or any part of it;

          2.3.3. transfer, loan, lease, assign, rent, or otherwise sublicense the Licensed Products;

          2.3.4. remove any copyright, proprietary or similar notices from the
               Licensed Products (or any copies of it);

          2.3.5. operate the Licensed Products or any part of it for the benefit of or on behalf of any third party, including by way of
               application service provider services, internet service provider services, timesharing arrangements, outsourcing services or bureau services; or

     2.4. Notwithstanding Section 2.1, TWG may sublicense the right to use the
          Licensed Products, to approved third parties which are (i) detailed in
          Schedule 3; or (ii) for whom Licensee shall receive in advance
          Playtech's written consent; ("APPROVED SUBLICENSEES"), provided that:

          2.4.1. the Approved Sublicensees shall be entitled to use the Licensed
               Products solely for the benefit of Licensee, and only to the extent that Licensee itself is entitled to use the Licensed
               Products;

                                      - 5 -

          2.4.2. The Approved Sublicensees shall undertake in writing, towards
               Licensee and Playtech, to comply with all the provisions of this
               Agreement applying to Licensee;

          2.4.3. Licensee shall procure that the Approved Sublicensees comply with all the terms of this Agreement, and Licensee shall be liable to Playtech for any breach by the Approved Sublicensees of any term of this Agreement.

3.   SUPPORT AND SERVICES

During the License Term, Playtech shall provide to Licensee the services as described in Schedule 4 hereto. Playtech is aware that the Licensee may request from Playtech development of certain games, provided that any such request shall first be reviewed by Playtech, and subject to Playtech sole commercial discretion which shall be made in good faith, Playtech shall make commercial endeavors to provide such games in the future in the following manner: should the Licensee require development of specific customized games to be performed by
Playtech, and Playtech shall review and decide at its sole discretion that it is executable and commercial to develop such game, then the parties shall negotiate in good faith the possible terms on which such development work shall be carried out ("NEW GAME"). Playtech has agreed to develop the following games: video roulette (automated roulette based on existing mechanism incorporating pre-recorded video of presenters); Live Studio BJ (TV broadcast application,
Broadband streaming application, automated application); and Live Studio Bingo
(TV broadcast application, Broadband streaming application, automated application).

4.   WEBSITE DESIGN AND OPERATION; CERTAIN UNDERTAKINGS OF LICENSEE

     4.1. The use and implementation in the Licensed Products of Licensee's
          Designs and Licensee's IP are and shall always be at the sole and absolute responsibility of Licensee. Licensee warrants to Playtech that Licensee's Designs and Licensee's IP do not infringe any
          Intellectual Property Rights of any third party.

                                      - 6 -

     4.2. Licensee shall be solely responsible for the management and maintenance of the Licensed Products activity (including all "back office" activity), including all actions or omissions of Licensee, its employees or any other third party participating in the activities, including Licensee's customers. Licensee is aware of the legal issues relating to the operation of online gambling sites, and understands that Playtech is not warranting in any way or manner that the use of the Licensed Products for the purposes of gambling, as such term is commonly understood in the industry, is legal in any jurisdiction.
          Licensee undertakes to examine the legality of its operations in the
          Territory and to operate only in compliance with all Applicable Laws and orders of the Competent Authorities. Licensee further warrants and undertakes to Playtech that it has obtained and will during the
          License Term maintain, at its own expense, any and all permits, consents, licenses and authorizations which may be necessary for
          Licensee's promotion and operation of the Licensed Products, and that
          Licensee alone is, and shall at all times be and remain fully and exclusively responsible for the operation of the gaming activities in accordance with all Applicable Laws and orders of all Competent
          Authorities.

     4.3. Licensee shall make its best efforts in accordance with good information technology industry practice to prevent unauthorized use or disclosure of the Licensed Products, or any potential or actual risk of damage to the Licensed Products. For the purposes of this
          Section, "good information technology industry practice" means using such standards, practices, methods and procedures and exercising such degree of skill and care, diligence, prudence and foresight, which would in each case reasonably and ordinarily be expected from a skilled and experienced person in the information technology industry in the same or similar circumstances.

     4.4. Licensee shall be solely responsible for any payments due to
          End-Users, or any other third party, resulting from the use of the
          Licensed Products, including with respect to any payments made as a result or in connection with a Defect (as such term is defined in
          Section 7.1).

     4.5. Licensee shall be solely and exclusively responsible, at its own cost and expense, for all marketing, advertising and publicity for its activities.

     4.6. Licensee shall not, in connection with the use of the Licensed
          Products, make available content which is illegal, which discriminates on the grounds of race, religion, gender, sexuality or otherwise, or which depicts violence or sexual force.

                                      - 7 -

     4.7. Without limiting any of Playtech's other rights and remedies hereunder or under Applicable Laws, Licensee agrees to defend Playtech and its stockholders, directors, officers, employees and other representatives
          (the "PLAYTECH PARTIES") against all suits, claims or other actions, and to indemnify Playtech and the Playtech Parties upon written demand, and to hold them harmless from any damages, losses and expenses, including reasonable attorneys fees, payable to a third party by Playtech or any Playtech Party, arising out of any claim by a third party relating to a breach of Licensee's warranties or undertakings in this Section 4, or otherwise in this Agreement, provided that Playtech gives Licensee all reasonable information and assistance, gives Licensee the sole right, at its own expense, to direct and control the defense or settlement or the claim and does not assume any liability or agree to pay any amount with respect to such claim unless it has been approved in writing and in advance by
          Licensee.

     4.8. During the term hereof and for one year thereafter, Licensee shall not, directly or indirectly, hire or solicit any employee of Playtech or of MixTV LTD., or anyone who was an employee, consultant or independent contractor of Playtech or MixTV LTD at any time within the six-month period immediately prior thereto, or encourage any employee, consultant, independent contractor or agent of Playtech or MixTV LTD to terminate such employment, or agency or other relationship with
          Playtech or MixTV LTD.

5.   LICENSE AND SERVICE FEES

     5.1. For the rights granted herein, Licensee agrees to pay Playtech the
          License and Service Fees as described in SCHEDULE 2 attached hereto.[need to see - see herein]

     5.2. Playtech shall invoice Licensee the License and Service Fees on or before the 1th of each Calendar Month. Licensee shall pay the License and Service Fees by no later than the seventh (7th) day of the calendar month in which Licensee receives an invoice from Playtech.
          All payments under this Agreement are to be made in Euros.

     5.3. The License and Service Fees are exclusive of all taxes (including
          Value Added Tax, where applicable), duties, fees, excises or tariffs.
          Such charges, taxes, duties, fees, excises or tariffs shall be paid by
          Licensee at the rate prevailing at the same time as paying the License and Service Fees. For the avoidance of doubt, Playtech shall be responsible for any taxes imposed on Playtech's income resulting from this Agreement.

     5.4. Should Licensee fail to make any payment in full on the due date under this Agreement, then, without limiting any of Playtech's other rights and remedies in such event, the amount due shall carry interest at the default rate of the lesser of (i) 3% per annum above the London Inter
          Bank Offering Rate (LIBOR) from time to time, or (ii) the highest rate permitted by applicable law, accruing on a daily basis from the due date until the date of actual full and complete payment, whether before or after judgment, and compounded monthly.

                                      - 8 -

6.   REPORTS; AUDIT

     6.1. Licensee shall maintain complete and accurate records relating to the rights and obligations under this Agreement, which records shall contain sufficient information to permit Playtech to confirm the accuracy of any reports delivered to Playtech and compliance in other respects with this Agreement. Licensee shall retain such records for at least 3 (three) years following the end of the calendar year to which they pertain.

     6.2. At the request of Playtech, Licensee shall, within 14 days of receiving written demand to do so, certify to Playtech that its use of the Licensed Products is in accordance with all provisions and restrictions set out in this Agreement.

     6.3. Playtech may, at any time during the License Term and for three years thereafter, on reasonable notice to Licensee, inspect and audit
          Licensee's books, accounting records, facilities or procedures in order to verify that Licensee's use of the Licensed Products is in accordance with this Agreement and that reports and payments have been made in compliance with the provisions of this Agreement.

     6.4. Licensee shall promptly bring to the attention of Playtech any information it shall have regarding the improper or wrongful use of the Licensed Products, or Playtech's name, logo or other Intellectual
          Property Rights, or any information which is or may be material in relation to the support of the Licensed Products or the Online Gaming
          System.

                                      - 9 -

7.   PLAYTECH'S WARRANTIES; LIMITATION ON PLAYTECH'S WARRANTIES

     7.1. Licensee has used and is familiar with the Licensed Products and finds them to be suitable for its' purposed. Licensee is aware and acknowledges that the Licensed Products are due to errors, malfunctions, flaws, defects or any other form of partial or complete non-performance (such cases shall be defined as "DEFECT" for the purposes of this Clause 7.1).

          PLAYTECH SHALL NOT BE LIABLE FOR ANY DEFECT AND LICENSEE SHALL NOT BE
          ENTITLED TO ANY REMEDY (WHETHER IN CONTRACT, TORT OR OTHERWISE) FROM
          PLAYTECH WITH REGARD TO ANY DEFECT.

     7.2. For the avoidance of doubt, PLAYTECH CANNOT AND DOES NOT WARRANT NOR
          REPRESENT THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE THE
          INTELLECTUAL RIGHTS OF ANY THIRD PARTY; Licensee acknowledges that the commercial terms of this Agreement have been agreed upon based, among other things, on this exclusion.

     7.3. Without limiting the aforesaid in any way, in the event that a claim is being brought or threatened against the Licensee that the use of the Licensed Products infringes the copyright, patent right, design right or any other form of IP right breach by the Licensed Products, of any third party ("IPR CLAIM"), Licensee shall immediately notify
          Playtech of the same in writing, and shall not take any measure until receipt of Playtech's prompt decision with regard to the defense of such IPR Claim.

          Upon receipt of such notice of an IPR Claim, then, without limiting the aforesaid in any way, Playtech shall notify the Licensee promptly whether it elects, in its sole and absolute discretion, to

          7.3.1. procure the defense or the settlement of such IPR Claim, at its own costs and expense; or

          7.3.2. allows Licensee to control the defense or the settlement of such IPR Claim, at Licensee's discretion and at Licensee's own costs and expense.

     7.4. In the event Playtech's elects to procure the defense of such IPR
          Claim as set out in clause (a) above, Licensee shall give Playtech sole authority to control and procure the defense or settlement of the
          IPR Claim; Licensee shall make no admissions in respect of the IPR
          Claim; and Licensee shall provide Playtech with all assistance reasonably required by Playtech in connection with such IPR Claim.

                                      - 10 -

     7.5. In the event Playtech's elects to allow Licensee to control the defense or the settlement of such IPR Claim, Licensee shall do so at
          Licensee's discretion and at Licensee's sole cost and expense, without any liability to Playtech.

     7.6. Notwithstanding the aforesaid, Playtech shall be entitled, in its sole and absolute discretion and although it does not have any obligation to do so hereunder, to: (i) procure for Licensee the right to continue using the Licensed Products, or (ii) modify the Licensed Products so that it is non-infringing, or procure a replacement product that has substantially the same functionality, or (iii) terminate this
          Agreement.

     7.7. Playtech's obligations under this clause 7 shall not apply to the extent that any IPR Claim arises from the use of the Licensed Products otherwise than in accordance with this agreement.

          PLAYTECH'S ENTIRE LIABILITY AND LICENSEE'S SOLE REMEDY IN RESPECT OF
          AN IPR CLAIM ARE AS SET OUT IN THESE SECTIONS 7.3 to 7.7, TO THE
          EXCLUSION OF ALL OTHER REMEDIES WHETHER IN CONTRACT, TORT OR
          OTHERWISE.

     7.8. For the avoidance of doubt, Playtech does not provide any warranty or undertaking any responsibility whatsoever under this Agreement, directly or indirectly, with respect to any asserted breach of third party rights, if such asserted breach arises from the use of the
          Licensed Products otherwise than in accordance with this Agreement.

     7.9. The warranties set out above are the entire and exclusive warranties made by Playtech with respect to the Licensed Products. To the maximum extent permitted by law, all other warranties and representations, whether express or implied, are excluded, and, in particular, PLAYTECH
          DOES NOT WARRANT THAT THE USE OF THE LICENSED PRODUCTS FOR THE PURPOSE
          OF GAMBLING, AS THAT TERM IS COMMONLY UNDERSTOOD IN TRADE AND
          INDUSTRY, IS LEGAL IN ANY JURISDICTION; OR THAT THE OPERATION OF THE
          LICENSED PRODUCTS WILL BE UNINTERRUPTED OR ERROR-FREE; OR THE LICENSED
          PRODUCTS IS OF SATISFACTORY QUALITY OR FIT FOR ANY PARTICULAR PURPOSE;
          OR THAT USE BY LICENSEE OF THE LICENSED PRODUCTS WITH ANY OTHER
          SOFTWARE, OR WITH INAPPROPRIATE HARDWARE, WILL NOT CAUSE ANY
          DISTURBANCE TO THE LICENSED PRODUCTS OR TO SUCH OTHER SOFTWARE.

                                      - 11 -

8.   CONFIDENTIALITY

     8.1. In this Agreement, "CONFIDENTIAL INFORMATION" includes all information, in whatever medium, relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs or business of a party or its customers, clients, suppliers, holding companies or subsidiaries; all information relating to the Licensed
          Products, including its related Documentation; the terms or subject matter of this Agreement; and the negotiations relating to this
          Agreement.

     8.2. Each party shall, both during the Term of this Agreement and thereafter:

          8.2.1. Keep all Confidential Information disclosed to it by the other party strictly confidential;

          8.2.2. Not disclose any such disclosed Confidential Information to a third party, other than to such of its employees, officers or professional advisors on "need to know" basis, and only provided that the relevant party shall ensure that each such employee, officer or advisor shall keep such Confidential Information confidential and shall not use any of it for any purpose or disclose it to any person, firm or company, other than those for which or to whom that party may lawfully use or disclose it under this Agreement;

          8.2.3. Use Confidential Information only in connection with the proper performance of this Agreement.

     8.3. Without limiting the above provisions, save as required by law, existing contractual obligations or any applicable regulatory authority or government body to which either party is subject
          (wherever situated), no party shall make any public announcement, issue any press release or make any form of statement to the public about this Agreement or any ancillary matter without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. In connection herewith, Licensee acknowledges that
          Playtech's shares are publicly traded on the London Stock Exchange, and Playtech may be required by applicable law or the rules of the
          London Stock Exchange or any other regulatory body to make public announcements, or disclose Confidential Information, in accordance with such laws and rules.

                                      - 12 -

     8.4. Section 8.2 shall not apply to any Confidential Information, to the extent that it:

          8.4.1. comes within the public domain other than through breach of
               Section 8.2;

          8.4.2. is required or requested to be disclosed by any Competent
               Authority to which either party is subject, wherever situated;
               Licensee agrees that in the event that Licensee is under demand or request to disclose such information, it shall provide to
               Playtech prompt notice of such demand or request, and shall consult and cooperate with Playtech in connection with such disclosure;

          8.4.3. is known to the receiving party before the disclosure to it by a party to this Agreement or on its behalf, as proven by written records; or

          8.4.4. is disclosed with the other party's prior written approval to the disclosure.

     8.5. This Section 8 shall continue in force after and despite the expiry or termination of this Agreement for whatever reason.

9.   TERM AND TERMINATION

     9.1. The License Term is from the Commencement Date till the earlier of (i)
          18 Months from the Commencement Date, or (ii) the date of execution of a license agreement between Playtech and TWG. The parties agree that following the execution of this Agreement, the parties shall discuss in good faith and make best efforts in order to agree on the commercial terms which will apply to the new agreement between
          Playtech and the Licensee or TWG, with the intention to achieve a royalty bearing license within 3 months from the date of this
          Agreement.

     9.2. Either party may terminate this Agreement with immediate effect by giving a written notice to the other party, if the other party:

          9.2.1. has committed a material breach of this Agreement and, if such breach is capable of remedy, has failed to remedy the breach within 30 days after receiving notice from the terminating party specifying the breach and requiring the breach to be remedied;
               for purposes hereof, a breach shall be considered capable of remedy if the defaulting party can comply with the provision in question in all respects other than time of performance (provided that time of performance is not of the essence);

                                      - 13 -

          9.2.2. ceases, or threatens to cease, to carry on the whole or a substantial part of its business;

          9.2.3. becomes unable to pay its debts as and when they fall due, makes an arrangement or composition with its creditors or goes into liquidation;

          9.2.4. is the subject of the commencement of any bankruptcy proceedings, the passing of a resolution for its winding up, the giving of a notice of appointment or intention to appoint an administrator or liquidator (which is not dismissed, withdrawn or set aside within 14 days of presentation); or

          9.2.5. has an administrator, an administrative receiver or trustee appointed over all or any of its assets.

     9.3. In addition to the rights in Section 9.2, Playtech shall have the right to terminate or suspend the operation of this Agreement with immediate effect in the event of:

          9.3.1. any change of ownership or control of the Licensee, the
               Licensee's Group or of the Online Gaming System, unless Playtech has consented thereto in writing prior to such change (such consent not to be unreasonably withheld). Notwithstanding the aforesaid, Licensee may issue shares against bonds currently held by Shimon Citron ,without the need for Playtech's prior written consent; or

          9.3.2. any material breach by Licensee of Clauses 2.4, 4, 5; or

          9.3.3. Licensee has used, or attempted to use, the Licensed Products in any manner or form that is reasonably likely to bring the
               Licensed Products into disrepute, or any officer, or senior employee of the Licensee is charged with any criminal offence including but not limited to dishonesty or violence.

     9.4. On expiry or termination of this Agreement, for any reason whatsoever,
          Licensee shall cease all use of the Licensed Products and shall return, or, at Playtech's option, destroy, all copies of the Licensed
          Products, including any related Documentation, in its possession or control, and provide Playtech with a certificate signed by an officer of Licensee attesting thereof.

                                      - 14 -

     9.5. The expiry or termination of this Agreement for any reason shall not affect:

          9.5.1. any rights, obligations or liabilities accrued before the date of termination or expiry; or

          9.5.2. any rights, obligations or liabilities specifically stated
               herein to continue in force after and despite expiry or
               termination.

10.  LIMITATION OF LIABILITY

     10.1. In addition to any limitation of liability appearing in any other provision hereof, EACH OF THE PARTIES SHALL NOT BE LIABLE TO THE OTHER
          FOR ANY OF THE FOLLOWING TYPES OF LOSS OR DAMAGE, EVEN IF SUCH PARTY
          HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE:

          10.1.1. INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND;

          10.1.2. LOSS OF BUSINESS, PROFITS, REVENUE, CONTRACTS OR ANTICIPATED
               SAVINGS; OR

          10.1.3. LOSS OR DAMAGE ARISING FROM LOSS, DAMAGE OR CORRUPTION OF ANY
               DATA.

     10.2. IN ANY EVENT AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE
          CONTRARY, PLAYTECH SHALL NOT BE LIABLE WITH RESPECT TO ANY PAYMENTS
          MADE TO END USERS AS A RESULT OF OR IN CONNECTION WITH A DEFECT (AS
          SUCH TERM IS DEFINED IN SECTION 7.1).

     10.3. THE MAXIMUM AGGREGATE LIABILITY OF PLAYTECH FOR ANY LIABILITY ARISING
          UNDER OR IN CONNECTION WITH THIS AGREEMENT, HOWSOEVER ARISING
          (INCLUDING BY WAY OF NEGLIGENCE OR ANY OTHER THEORY OF LAW), SHALL BE
          LIMITED TO $US 50,000 (FIFTY THOUSAND US DOLLARS.

     10.4. NOTHING IN THIS AGRENEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF A
          PARTY TO THE OTHER PARTY IN RESPECT OF FRAUD; DEATH OR INJURY TO
          PERSONS CAUSED BY NEGLIGENCE; ANY OTHER LIABILITY WHICH CANNOT BY LAW
          BE LIMITED OR EXCLUDED; THE LICENSEE'S OBLIGATION TO PAY THE LICENSE
          AND SERVICE FEES, AND LICENSEE'S BREACH OF THE OBLIGATIONS SET OUT IN
          SECTIONS 4 AND 8.

                                      - 15 -

     10.5. The provisions of this Agreement allocate the risks between Playtech and Licensee, and Licensee agrees and acknowledges that Playtech's pricing reflects this allocation of risk and the limitations of liability specified herein.

11.  GOVERNING LAW; ARBITRATION

          This Agreement and the relationship between the Parties shall be governed by and construed in accordance with English law. The Parties submit to the exclusive jurisdiction of the English Courts in relation to any dispute arising out of or in connection with this agreement.

12.  NOTICES

     12.1. Notices between the parties relating to this Agreement must be in writing, and must be delivered personally or sent by overnight courier, or by prepaid first class post, pre-paid air mail post or fax transmission to the address or fax number set out below. 12.2
          Alternative details may be notified by a party for the purposes of this Section.

     12.2. Notices shall be treated as received as follows: if delivered by hand, when delivered; if sent by first class post within the UK, 72 hours after posting; if sent by air mail post, 96 hours after posting;
          if sent by fax, when received by the receiving fax. Any notices that would be treated as received otherwise than from 9.00 am to 5.00 pm on a Business Day shall be deemed given on the next Business Day.

          Address for Playtech:

          2nd Floor St George's Court,
          Upper Church Street,
          Douglas, Isle of Man IM11EE.
          Fax No: +44 (0) 1624645955

          Address for Licensee:

          103 Foulk Rd., Wilmington,
          DE 19803, USA

          Fax No: +1-302-652-8667

13.  GENERAL REPRESENTATIONS AND WARRANTIES

     Each party represents and warrants to the other party that in respect of itself:

     13.1. it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated (or, if different, has its principal place of business), and is fully qualified and empowered to own its assets and carry out its business;

                                      - 16 -

     13.2. it has full power to enter into, and to exercise its rights and perform its obligations under, this Agreement, and this Agreement, when executed, will constitute the valid, lawful and binding obligations of it, in accordance with its terms.

     Licensee further warrants to Playtech that neither this Agreement nor any certificate made or delivered in connection herewith contains, in relation to any statement made in respect of the Licensee or its business, any untrue statement of a material fact, individually or in the aggregate, or omits to state a material fact, individually or in the aggregate, necessary to make the statements herein or therein not misleading. Licensee further warrants that there is no material fact or information, individually or in the aggregate, relating to the Licensee's business, prospects, condition
     (financial or otherwise), affairs, operations, or assets that has not been disclosed to Playtech.

14.  MISCELLANEOUS

     14.1. ENTIRE AGREEMENT. This Agreement, together with the documents referred to in it, represent the entire terms agreed between the parties in relation to the License to the Licensed Products, and supersedes and extinguishes any prior drafts, and all previous contracts, arrangements, representations, warranties of any nature, whether or not in writing, between the parties relating to the same.
          Each party acknowledges and agrees that in entering into this
          Agreement on the terms set out in this Agreement it is not relying upon, and shall have no remedy in respect of, any statement, representation, warranty, promise or assurance made or given by any other party or any other person, whether negligently or innocently made, whether or not in writing, at any time prior to the execution of this Agreement, which is not expressly set out in this agreement; and

     14.2. AMENDMENTS. Any purported amendment of this Agreement shall not be effective unless in writing signed by or on behalf of each of the parties.

     14.3. ASSIGNMENT. Neither party shall assign, transfer, charge, create a trust over or otherwise deal in its rights or obligations under this
          Agreement, or purport to do so, without the other party's prior written consent. Notwithstanding the aforesaid, Playtech may assign or transfer its rights and obligations under this Agreement to any member of Playtech's Group, or any purchaser of the rights to the Licensed
          Products, any purchaser of Playtech's business or Playtech itself, or in connection with any public offering of Playtech.

                                      - 17 -

     14.4. RELATIONSHIP OF THE PARTIES. Nothing in this Agreement, and no action taken by the parties pursuant to this Agreement, shall be construed as creating a partnership or joint venture of any kind between the parties, or as constituting either party as the agent of the other party for any purpose whatsoever. No party shall have the authority to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

     14.5. REMEDIES NOT EXCLUSIVE. Except as expressly provided in Sections 7 and 10 above, the rights and remedies contained in this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

     14.6. NO WAIVER. A failure or delay by either party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy. A waiver by either party of any breach of or default under this agreement shall not be considered a waiver of a preceding or subsequent breach or default. A purported waiver or release under this Agreement is not effective unless it is a specific authorized written waiver or release.

     14.7. SEVERABILITY. Each of the provisions contained in this Agreement shall be construed as independent of every other such provision, so that if any provision of this Agreement shall be determined by any
          Competent Authority to be illegal, invalid or unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in full force and effect.
          If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, but would be legal, valid and enforceable if amended, the parties shall consult together in good faith and agree the scope and extent of any modification or amendment necessary to render the provision legal, valid and enforceable so as to give effect as far as possible to the intention of the parties as recorded in this
          Agreement.

                                      - 18 -

     14.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart when executed shall be an original, but all the counterparts together shall constitute one document.

     14.9. FURTHER ASSURANCES. Each party will, at the request and expense of the other party, execute any document and do any thing reasonably necessary to implement this Agreement, and use all reasonable endeavors to procure that a third party executes any deed or document and does any thing reasonably necessary to implement this agreement.

     14.10. COSTS. Save as otherwise stated in this Agreement, each party shall bear its own costs in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

     14.11. THIRD PARTY. Neither party intends that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third
          Parties) Act 1999 by any person who is not a party to this agreement.

In witness whereof, the parties have executed this Agreement as of the date first above written.

PLAYTECH SOFTWARE LIMITED                          ZONE 4 PLAY

Name: /s/ Mor Weizer                               Name: /s/ Shimon Citron

Title: Director                        Title: ____________________

Name: /s/ Guy Enoch                        Name: /s/ Adiv Baruch

Title: ____________________                        Title: ____________________

                                      - 19 -

                                   SCHEDULE 1

                        LICENSED PRODUCTS - SPECIFICATION

                                      - 20 -

                                   SCHEDULE 2

                            LICENSE AND SERVICE FEES

Monthly License and Service fees shall be the related costs of the Services accrued in that calendar month, including, among others, the costs of each employee devoted to the Services, and all related overhead costs.

                                      - 21 -

                   SCHEDULE 3 - APPROVED SUB LICENSEES OF TWG

                                      - 22 -

                              SCHEDULE 4 - SERVICES

BACK OFFICE

Development and maintenance including

o    Financial reporting
o    Audit trail
o    Customer care
o    Activity monitoring
o    Management information
o    Data mining
o    User management
o    Gaming transactions
o    Customer records
o    Risk Management
     o    URU age verification
     o    Risk guardian
     o    Fraud monitoring
     o    Sensible gaming
o    Payment Services
     o    Payment processing
     o    Cash out procedures
o    Affiliate System

ITV

Development and maintenance including

o    New Game Developments
o    Game Engines
o    Game "client" applicaions

WEB

Development and maintenance including

o    Content management system
o    Web sites

PTV

Development and maintenance including

o    New Game Engines
o    Streaming web "client" applications
o    Live TV and Automated Director "client" applications
o    Live studio gallery tools
o    Service management site

                                      - 23 -

NETWORK (GUERNSEY)

Maintenance including

o    Optimisation
o    Monitoring

Backup and recovery

                                      - 24 -